As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	4150 Network Circle	94-2805249
(State or Other	Santa Clara, CA 95054	(I.R.S. Employer
Jurisdiction of	(Address, including zip code, of	Identification
Incorporation or	Registrant’s Principal Executive Offices)	Number)
Organization)

KEALIA, INC. AMENDED AND RESTATED
2001 STOCK PLAN
(Full Title of the Plan)

Scott G. McNealy
Chief Executive Officer
SUN MICROSYSTEMS, INC.
4150 Network Circle
Santa Clara, CA 95054
(650) 960-1300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
__________________________

Copy to:

Katharine A. Martin, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share (1)	Price	Registration Fee
Common Stock, par value $0.00067	4,967,525 shares	$0.05	$248,376.25	$31.47
per share, to be issued upon
exercise of options granted under
the Kealia, Inc. Amended and
Restated 2001 Stock Plan (the “Plan”)

(1)	The Proposed Maximum Offering Price Per Share was computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. Computation is based on the weighted-average per share exercise price (rounded to the nearest cent) of outstanding options under the Plan, the underlying shares of which are registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by Sun Microsystems, Inc. (the “Registrant”):

1.	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, filed pursuant to Section 13(a) of the Exchange Act.

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003, filed pursuant to Section 13(a) of the Exchange Act.

4.	The Registrant’s Current Report on Form 8-K filed on July 22, 2003, pursuant to Section 13(a) of the Exchange Act.

5.	The Registrant’s Current Report on Form 8-K filed on October 1, 2003, pursuant to Section 13(a) of the Exchange Act.

6.	The Registrant’s Current Report on Form 8-K filed on October 16, 2003, pursuant to Section 13(a) of the Exchange Act.

7.	The Registrant’s Current Report on Form 8-K filed on December 17, 2003, pursuant to Section 13(a) of the Exchange Act.

8.	The Registrant’s Current Report on Form 8-K filed on January 15, 2004, pursuant to Section 13(a) of the Exchange Act.

9.	The Registrant’s Current Report on Form 8-K filed on April 2, 2004, pursuant to Section 13(a) of the Exchange Act.

10.	The Registrant’s Current Report on Form 8-K filed on April 8, 2004, pursuant to Section 13(a) of the Exchange Act.

11.	The Registrant’s Current Report on Form 8-K filed on April 15, 2004, pursuant to Section 13(a) of the Exchange Act.

12.	The description of the Registrant’s Common Stock contained in Registrants’ Registration Statement on Form 8-A relating to the Registrant’s Common Stock filed pursuant to Section 12(g) of the Exchange Act on October 24, 1986, as amended.

13.	The description of the Registrant’s Preferred Share Purchase Rights contained in Registrant’s Registration Statement on Form 8-A/A Amendment No. 10 filed pursuant to Section 12(g) of the Exchange Act on September 26, 2002.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Registrant who serve as administrators of the Plan. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Number	Document
4.1	Kealia, Inc. Amended and Restated 2001 Stock Plan

5.1	Opinion of Counsel with respect to the legality of the securities being registered

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Counsel (contained in Exhibit 5.1)

Number	Document
23.2	Consent of Ernst & Young LLP, Independent Auditors

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sun Microsystems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on April 16, 2004.

SUN MICROSYSTEMS, INC.

By:	/s/ Stephen T. McGowan

Stephen T. McGowan
Chief Financial Officer and Executive Vice
President, Corporate Resources

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Scott G. McNealy	Chairman of the Board of Directors,
President and Chief Executive Officer
Scott G. McNealy	(Principal Executive Officer)	April 16, 2004

/s/ Stephen T. McGowan	Chief Financial Officer and Executive
Vice President, Corporate Resources
Stephen T. McGowan	(Principal Financial Officer)	April 16, 2004

/s/ Robyn M. Denholm	Vice President and Corporate Controller
	(Principal Accounting Officer)	April 16, 2004
Robyn M. Denholm

/s/ James L. Barksdale
	Director	April 16, 2004
James L. Barksdale

/s/ L. John Doerr
	Director	April 16, 2004
L. John Doerr

/s/ Robert J. Fisher
	Director	April 16, 2004
Robert J. Fisher

/s/ Michael E. Lehman
	Director	April 16, 2004
Michael E. Lehman

/s/ Robert L. Long
	Director	April 16, 2004
Robert L. Long

/s/ M. Kenneth Oshman
	Director	April 16, 2004
M. Kenneth Oshman

/s/ Naomi O. Seligman
	Director	April 16, 2004
Naomi O. Seligman

/s/ Lynn E. Turner
	Director	April 16, 2004
Lynn E. Turner

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Kealia, Inc. Amended and Restated 2001 Stock Plan

5.1	Opinion of Counsel, with respect to the legality of the securities being registered

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors